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Exhibit 21.1

Subsidiaries of the Registrant

CPT Real Estate LP	Delaware
CPT OP Partner LLC	Delaware
CPPT Darien LLC	Delaware
CPPT Lehigh LLC	Delaware
LIT/CPPT Lehigh Venture LLC	Delaware
LIT/CPPT Lehigh Holdings LLC	Delaware
LIT/CPPT Lehigh LLC	Delaware

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  Exhibit 21.1
Subsidiaries of the Registrant